13919885. 1 AMENDED & RESTATED EMPLOYMENT AGREEMENT THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of November 2013, by and between MAGELLAN PETROLEUM CORPORATION, a Delaware corporation (“Magellan” or the “Company”) and J. Thomas Wilson, an individual residing at 55 W. 12th Ave., Unit 409, Denver 80204 (the “Executive”). Each of the Company and the Executive are individually referred to herein as a “Party” and collectively as the “Parties.” W I T N E S S E T H WHEREAS, the Company appointed the Executive as the President and Chief Executive Officer of the Company effective as of September 27, 2011 (the “Effective Date”); WHEREAS, the Parties entered into an Employment Agreement dated November 2, 2011 setting forth the terms and conditions of the Executive’s employment ( the “Original Agreement”); WHEREAS, the Parties entered into a restricted stock grant agreement and a stock option award agreement on November 7, 2011 (together, the “Equity Incentive Agreements”) and an indemnification agreement dated as of the date hereof and effective as of the Effective Date (the “Indemnification Agreement”). WHEREAS, effective November 6, 2012, the term of the Employment Agreement was extended for one additional year to September 27, 2014; and WHEREAS the parties wish to amend the Employment Agreement as provided herein. NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows: 1. Employment. 1.1 Employment. The Company hereby agrees to employ the Executive as of the Effective Date, and the Executive hereby accepts employment with the Company in the positions described below in Section 2.1, in accordance with the terms and provisions of this Agreement. 1.2 Term. The term of this Agreement (the “Initial Term”) shall be the period commencing on the Effective Date and ending on the earlier of: (a) December 31, 2015; or (b) the date of termination of the Executive’s employment pursuant to Sections 6, 7 or 8 below, whichever is applicable. However, if not terminated earlier than December 31, 2015 in accordance with the provisions of Sections 6, 7 or 8 below, this Agreement may be renewed for additional one year terms (each, a “Renewal Term”) if the Parties mutually agree to do so and they can agree on the terms and conditions of the renewal contract, which may take the form of an Addendum to this Agreement. If, at the conclusion of the Initial Term or any Renewal Term, as the case may be, either Party determines that they do not wish to renew this Agreement for an additional one year term, that Party must provide the other with written notice six months prior

13919885. 2 to the expiration of the Initial Term or Renewal, as the case may be, upon conclusion of which the Agreement will terminate. Upon termination of this Agreement for any reason (including a Party’s written notice electing not to renew the Agreement delivered to the other Party under this Section 1.2), the obligations of the Company under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement, except the amounts payable under Sections 6, 7, 8 and 12 of this Agreement, as applicable. 2. Duties. 2.1 Offices. Beginning on the Effective Date, the Executive has assumed the duties of President and Chief Executive Officer of the Company. It is the intention of the Parties that during the Initial Term and any subsequent Renewal Term hereof the Executive will serve in the capacities described in this Section 2.1 and Section 2.3 and will devote substantially all of his business time and attention and best efforts to the affairs of the Company and its subsidiaries and the performance of his duties. Nothing in this Agreement, however, shall prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board of Directors (“Board”), serving on the board of directors or advisory boards of other companies; and (ii) managing the Executive’s and the Executive’s family’s personal investments so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder or create a potential business conflict or the appearance thereof. 2.2 Office Locations. The Executive shall be based at the Denver, Colorado, but shall be permitted to provide his services from additional locations including but not limited to Bremen, Maine and Phoenix, Arizona, and shall provide his services at such other locations as shall be reasonably necessary for the discharge of his duties under this Agreement. 2.3 Board Service. The Executive currently serves as a Class II Director of the Company. The Board will nominate and support the Executive’s re-election as a Director at the upcoming 2011 Annual Meeting of Shareholders. The Executive agrees to accept such nomination and to serve as a Director, if elected. In addition, during the period of his employment as President and Chief Executive Officer the Board will recommend that the Executive be elected as a Director of the Company’s wholly-owned subsidiary, Magellan Petroleum Australia Limited (“MPAL”), and the Executive agrees to accept such nomination and to serve as a Director of MPAL. 3. Compensation and Benefits. 3.1 Salary; Bonus. (a) Salary. As of the Effective Date, the Company shall pay the Executive an annual base salary of Two Hundred and Sixty thousand ($260,000.00).Beginning January 1, 2013 and effective each January 1st thereafter, the Executive shall be eligible for an annual cost of living increase based on a formula that shall be adopted for all employees of the Company. (b) Bonus. Provided that Executive is employed on each of the following bonus dates, the Executive shall be paid a performance and retention bonus of $90,000.00 on

13919885. 3 January 15, 2014 and a performance and retention bonus of $90,000.00 on January 15, 2015. 3.2 Equity Incentives. Pursuant to the Original Agreement, the Executive received (i) a stock option award comprised of options to acquire 250,000 shares of the Company’s common stock, par value $0.01 (“Common Stock”), exercisable at the closing trading market price of the Common Stock on the Grant Date (defined below); and (ii) a grant of 100,000 restricted shares of Common Stock (together, the “Equity Incentives”). Consistent with the Company’s compensation policy, the Equity Incentives were granted to the Executive on November 7, 2011 (the “Grant Date”). Subject to the provisions set forth in Sections 6, 7 and 8 below, one-half of the Equity Incentives vested on September 27, 2012, and the remaining one-half of the Equity Incentives vested on September 27, 2013. 3.3 Benefit Programs. The Executive shall be entitled to participate on substantially the same terms as other members of senior management of the Company in all employee benefit plans and programs of the Company (other than any severance plan, program or policy), as such plans and programs are made available by the Company, subject to any restrictions or eligibility requirements under such plans and programs, from time to time in effect for the benefit of senior management of the Company, including, but not limited to, retirement plans, profit sharing plans, group life insurance, hospitalization and surgical and major medical and dental coverages, short- term and long-term disability. 3.4 Vacations and Holidays. During the Term of this Agreement, the Executive shall be entitled to vacation of four weeks per year at full pay or such greater vacation benefits as may be provided for by the Company’s vacation policies applicable to senior management. The Executive shall also be entitled to such holidays as are established by the Company for all employees. 4. Business and Advisory Expenses. The Executive shall be entitled to prompt reimbursement for all reasonable, documented and necessary expenses incurred by the Executive in performing his services hereunder in accordance with the policies of the Company, including business class accommodations when traveling on international business trips, or to the extent necessary in the Executive’s reasonable judgment, on domestic business trips, for the Company. The Executive shall also be entitled to prompt reimbursement for his reasonable legal expenses incurred in connection with the Executive’s negotiation and execution of this Agreement, the Equity Incentive Agreements, and the Indemnification Agreement. The Executive shall properly account for all such business and advisory expenses described in this Section 4 in accordance with the policies and procedures established by the Company. 5. Separation from Service. No termination of employment shall be deemed to have occurred under this Agreement unless there has been a “Separation from Service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the term “termination of employment” and the like in this Agreement shall be construed to mean “Separation from Service” as so defined. 6. Termination of Employment by the Company. 6.1 Termination by the Company Other Than For Non-Renewal, Disability or Cause.

13919885. 4 (a) The Company may terminate the Executive’s employment at any time and for any reason, other than (i) pursuant to a written notice by the Company of its intention to permit the Agreement to terminate at the end of the Initial Term or a Renewal Term in accordance with Section 1.2; (ii) by reason of the Executive’s Disability (as defined in Section 6.2); or (iii) for Cause (as defined in Section 6.3), by giving the Executive a written notice of termination at least 30 days before the date of termination (or such lesser notice period as the Executive may agree to). (b) In the event of any termination of employment by the Company described in Section 6.1(a) above, the Executive shall be entitled to receive the following benefits: (i) Salary: His base salary pursuant to Section 3.1(a) through the date of such termination of employment, plus his base salary for the period of any vacation time earned but not taken for the year of termination of employment (the “Salary Benefit”); (ii) Other Benefits: Any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, with such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid (the “Other Benefits”); (iii) Reimbursements: Any reimbursement amounts for reasonable business expenses approved by the Company and owing under this Agreement (the “Reimbursement Benefit”); (iv) Severance: A severance amount equal to the amount of base salary that the Executive would have received if he remained employed for the balance of the Initial Term or any Renewal Term negotiated pursuant to Section 1.2, as the case may be, based upon his then-current base salary without further increase (the “Severance Benefit”). The amount of the Severance Benefit as so determined by this Section 6.1(b)(iv) shall be paid during the remainder of the Initial or Renewal Term, as applicable, in equal monthly installments commencing in the first month following the Executive’s Separation from Service. (v) Medical Coverage: If the Executive elects to continue insurance coverage under the Company’s health insurance plans pursuant to COBRA, then for the period beginning on the date of the Executive’s termination of employment and ending on the earlier of (i) the date which is 18 months after the date of such termination of employment or (ii) the date the Executive becomes eligible for health insurance benefits under the group health plan of another employer, the Company shall pay, or reimburse the Executive an amount equal to, the same dollar amount of the Executive’s premium for COBRA coverage for the Executive and, if applicable, his spouse and dependent children, as the Company paid prior to the Executive’s termination for group health coverage under the Company’s health insurance plans for actively employed members of management generally. The Executive shall notify the Company promptly if he, while eligible for benefits under this section , becomes eligible to receive health insurance benefits from another employer (the “Medical Benefit”); and

13919885. 5 (vi) Equity Incentives. The Equity Incentives shall fully vest (the “Vesting Benefit”). (c) Notwithstanding anything else in this Agreement to the contrary, if either Party gives written notice under Section 1.2 hereof of such Party’s intention to permit the Agreement to terminate at the end of the Initial Term or a Renewal Term, as the case may be, then the Executive shall not be entitled to the Severance Benefit or the Medical Benefit following such termination. 6.2 Termination by the Company Due to Disability. (a) If the Executive incurs a Disability, as defined in Section 6.2(b) below, the Company may terminate the Executive’s employment by giving the Executive written notice of termination at least 30 days before the date of such termination (or such lesser notice period as the Executive may agree to). In the event of such termination of the Executive’s employment because of Disability, the Executive shall be entitled to receive the following benefits: (i) The Salary Benefit; (ii) The Other Benefits; (iii) The Reimbursement Benefit; and (iv) The Vesting Benefit. (b) For purposes of this Agreement, the Executive shall be considered to have incurred a “Disability” if and only if the Executive shall be unable to perform the duties of his employment with the Company for an aggregate period of more than 90 days in a consecutive period of 52 weeks as a result of incapacity due to mental or physical illness or impairment (other than as a result of addiction to alcohol or any drug) as determined by a physician selected by the Company or its insurers and acceptable to the Executive or his legal representative. 6.3 Termination by the Company for Cause. (a) The Company may terminate the Executive’s employment immediately for “Cause” for any of the following reasons: (i) an act or acts of dishonesty or fraud by the Executive relating to the performance of his services to the Company; (ii) a breach by the Executive of his duties or responsibilities under this Agreement resulting in significant demonstrable injury to the Company or any of its subsidiaries; (iii) the Executive’s conviction of a felony or any crime involving moral turpitude; (iv) the Executive’s material failure (for reasons other than death or Disability) to perform his duties under this Agreement or insubordination (defined as refusal to execute or carry out lawful directions from the Board or its duly appointed designees) where the Executive has been given written notice of the acts or omissions constituting such failure or insubordination and the Executive has failed to cure such conduct, where susceptible to cure, within 30 days following such notice; or (v) a breach by the Executive of any provision of any material policy of the Company or any of his obligations under Section 13 of this Agreement.

13919885. 6 (b) The Company shall exercise its right to terminate the Executive’s employment for Cause by giving the Executive written notice of termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of the Executive’s employment for Cause, the Executive shall be entitled to receive the following benefits: (i) The Salary Benefit; (ii) The Other Benefits; and (iii) The Reimbursement Benefit. 7. Terminations of Employment by the Executive. 7.1 Termination by the Executive for Good Reason. (a) The Executive may terminate his employment for Good Reason, as defined in Section 7.1(b) below, by giving written notice of termination at least 30 days before the date of such termination (or such lesser notice period as the Company or Executive may agree to) specifying in reasonable detail the circumstances constituting such Good Reason. In the event of such termination, the Executive shall be entitled to receive the following benefits: (i) The Salary Benefit; (ii) The Other Benefits; (iii) The Reimbursement Benefit; (iv) The Severance Benefit; (v) The Medical Benefit; and (vi) The Vesting Benefit. (b) For purposes of this Agreement, “Good Reason” shall mean only, without the Executive’s written consent, (A) a material negative change in the scope of the authority, functions, duties or responsibilities of Executive’s employment from that which is contemplated by this Agreement; provided that a change in scope solely as a result of the Company no longer being a public company or becoming a subsidiary of another entity shall not constitute Good Reason; (B) the Company engaging the services of a long-term replacement President and Chief Executive Officer; (C) any material breach by the Company of any provision of this Agreement without the Executive having committed any material breach of the Executive’s obligations hereunder (including Section 13 hereof), in each case of (A), (B), or (C), which breach is not cured by the Company within 30 days following written notice thereof to the Company of such breach. If grounds for termination of employment for Good Reason occurs, and the Executive fails to give notice of termination within 60 days after the occurrence of such event, the Executive shall be deemed to have waived his right to terminate employment for Good Reason. In addition, prospective changes to employee benefits for future employment made on an across- the-board basis to all similarly situated executives of the Company and its subsidiaries shall not be considered Good Reason. Further, if termination for Good Reason is triggered during the Initial Term or a Renewal Term but notice, provided consistent with the terms of this Agreement,

13919885. 7 is not provided until the immediately following Renewal Term, if any, the Severance Benefit shall be zero. 7.2 Termination by the Executive Without Good Reason. In addition to a non- renewal of the Initial Term or a Renewal Term by the Executive under Section 1.2 hereof, the Executive may terminate his employment at any time without Good Reason, by giving the Company a written notice of termination to that effect at least 30 days before the date of termination (or such lesser notice period as the Company may agree to); provided, however, that the Company following receipt of such notice from the Executive may elect to have the Executive’s employment terminate immediately following its receipt of such notice by paying to the Executive an amount equal to one month of the Executive’s then-current base salary. In the event of the Executive’s termination of his employment pursuant to this Section 7(b), and in addition to the amount set forth in the preceding sentence, if applicable, the Executive shall be entitled to receive the following benefits: (i) The Salary Benefit; (ii) The Other Benefits; and (iii) The Reimbursement Benefit. 8. Termination of Employment By Death. 8.1 In the event of the death of the Executive during the course of his employment hereunder, the Executive’s estate (or other person or entity having such entitlement pursuant to the terms of the applicable plan or program) shall be entitled to receive the following benefits: (i) The Salary Benefit; (ii) The Other Benefits; (iii) The Reimbursement Benefit; and (iv) The Vesting Benefit. 8.2 In addition, in the event of such death, the Executive’s beneficiaries shall receive any death benefits owed to them under the Company’s employee benefit plans. 9. Conditions to Payment of Certain Benefits. Notwithstanding anything in this Agreement to the contrary, the Company’s obligation to pay or provide to the Executive the benefits described in Sections 6.1(b)(iv) – (vi), 6.2(a)(iv), and 7.1(a)(iv) – (vi) of this Agreement shall be subject to (i) the Executive’s compliance with the provisions of Section 13 hereof; (ii) delivery to the Company of the Executive’s resignations from all officer, directorships and fiduciary positions, if any, with the Company, MPAL and their respective subsidiaries and employee benefit plans; and (iii) the Executive’s execution and delivery to the Company without revocation of a valid Termination, Voluntary Release and Waiver of Rights Agreement, in substantially the form attached to this Agreement as Exhibit A (the “Release”). If the documentation described in clause (ii) above and the Release described in clause (iii) above have not been executed by the Executive and delivered to the Company within 30 days following the termination of the Executive’s employment, the benefits referenced in this Section 9 shall be forfeited and shall not be reinstated for any reason.

13919885. 8 10. Golden Parachute Excise Tax. 10.1 In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other plan, program or arrangement of the Company or any of its affiliates would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (“Excess Parachute Payment”), then any Severance Benefit payable under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Executive resulting from the receipt of such payments with such reduction. 10.2 All determinations required to be made under this Section 10 shall be made by a nationally recognized independent accounting firm mutually agreeable to the Company and the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Executive as incurred or billed by the Accounting Firm. All determinations made by the Accounting Firm pursuant to this Section 10 shall be final and binding upon the Company and the Executive. 11. Entitlement to Other Benefits, Plans or Awards. Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Executive or his spouse, dependents or beneficiaries may have pursuant to any other employee benefit plan or program of the Company. All benefits, including, without limitation, stock options, stock appreciation rights, restricted stock units and other awards under the Company’s benefits, plans or programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. In addition, nothing herein shall be construed to prevent the Company from amending, altering, eliminating or reducing any benefits, plans or programs so long as the Executive continues to receive compensation and benefits consistent with those described in Section 3 hereof. 12. Officer Protections. As required by the Company’s Restated Certificate of Incorporation, the Company is entering into its customary Indemnification Agreement with the Executive under which the Company agrees to indemnify the Executive to the fullest extent allowed under Delaware law for any claims related to the Executive’s service as President and Chief Executive Officer and as a Director of the Company and MPAL and to provide coverage for the Executive under the Company’s directors’ and officers’ liability insurance with tail coverage. 13. Executive’s Obligations. 13.1 Confidentiality. The Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company, either during the period of

13919885. 9 the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain. 13.2 Non-Solicitation. In the event that the Executive receives payment of any Severance Benefit under this Agreement, the Executive agrees that for the two year period following the date of termination of his employment by the Company the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated). For the avoidance of doubt, if a managerial level employee on his or her own initiative contacts the Executive for the primary purpose of securing alternative employment, any action taken by the Executive thereafter shall not be deemed a breach of this Section 13.2. 13.3 Non-Competition. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, under this Agreement, the Executive agrees that for a period of two years following the date of termination of his employment by the Company for any reason, whether voluntarily or involuntarily, and whether with or without Cause or Good Reason, he will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity that directly competes with any or all of the mineral assets, including but not limited to, oil and natural gas, that the Company holds at the date of the Executive’s termination of employment or has definitive plans to acquire within the 12 months following the date of the Executive’s termination of employment. This clause does not apply to the Executive’s business interests in Oregon existing as of the date of the execution of this Agreement or to any business activity that results from the Company’s expansion into business activities outside of exploration, purchase, development, marketing, sales or distribution of mineral assets, including but not limited to oil and natural gas. 13.4 Non-Disparagement. Each of the Executive and the Company (for purposes of this Section 13.4, “the Company” shall mean only (i) the Company by press release or otherwise

13919885. 10 and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other Party, or in the case of the Company, its subsidiaries, affiliates, officers, directors or business partners. Notwithstanding the foregoing, statements made in the course of sworn testimony in agency, administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 13.4. 13.5 Return of Company Property and Records. The Executive agrees that upon termination of the Executive’s employment, for any reason whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to the Executive during the Executive’s employment with the Company. 13.6 Cooperation. The Executive agrees that, for a period of one year following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation. The Company shall compensate the Executive for any lost wages (or, if the Executive is not then employed, provide reasonable compensation as determined by the CNG Committee) and reimburse the Executive’s reasonable expenses associated with such cooperation and assistance. All such compensation shall be paid monthly as the services are being performed by the Executive, and any such reimbursement of expenses shall be subject to Section 4 hereof and shall be made within 30 days after the Executive has provided the Company reasonable documentation for the expenses incurred and in no event later than the end of the calendar year following the year in which the expenses were incurred. 13.7 Assignment of Inventions. The Executive shall promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or which arise out of the Executive’s employment with the Company, or relate to any matters directly pertaining to, the business of the Company or any of its subsidiaries; provided however, that the Executive shall have no obligation to disclose, and shall retain all rights to, Inventions made, conceived, developed, or purchased by him prior to his employment with the Company or MPAL. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. As to all such Inventions, the Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign

13919885. 11 country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented. 13.8 Equitable Relief; Reformation; Survival. The Parties acknowledge and agree that the other Party’s remedies at law for a breach or threatened breach of any of the provisions of this Section 13 would be inadequate and, in recognition of this fact, the Parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other Party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 13 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. The obligations contained in this Section 13 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter. 14. Alternative Dispute Resolution. Any controversy, dispute or questions arising out of, in connection with or in relation to this Agreement or its interpretation, performance or nonperformance or any breach thereof shall be resolved through mediation. In the event mediation fails to resolve the dispute within 60 days after a mediator has been agreed upon or such other longer period as may be agreed to by the Parties, or if the Parties fail to agree on a mediator within 30 days of either Party’s request for mediation, such controversy, dispute or question shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Denver, Colorado. 15. General Provisions. 15.1 No Duty to Seek Employment. The Executive shall not be under any duty or obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Executive hereunder shall be reduced or suspended if the Executive accepts subsequent employment, except as expressly set forth herein. 15.2 Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Executive and any deductions and withholdings required by applicable laws. 15.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission with a copy deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, or sent by overnight mail addressed as follows:

13919885. 12 To the Company: Magellan Petroleum Corporation 1775 Sherman Street, Suite 1950 Denver, CO 80203 Attn: President and CEO Facsimile: (720)570-3859 To the Executive: J. Thomas Wilson 55 West 12th Avenue, Unit 409 Denver, CO 80204 or such other address as such Party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given when so delivered personally or sent by facsimile transmission, or, if sent by overnight mail, on the day after the date of mailing. 15.4 Covenant to Notify Management. The Executive shall abide by the ethics policies of the Company as well as the Company’s other rules, regulations, policies and procedures. The Executive agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable. In the event that the Executive is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics, codes, rules, regulations, policies or procedures, the Executive agrees to bring all such actual and suspected violations to the attention of the Company immediately so that the matter may be properly investigated and appropriate action taken. The Executive understands that the Executive is precluded from filing a complaint not involving or related to the Executive’s individual rights with any governmental agency or court having jurisdiction over wrongful conduct unless the Executive has first notified the Company of the facts and permits it to investigate and correct the concerns. 15.5 Amendments and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13919885. 13 15.6 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by (a) the Company’s successors and assigns and (b) the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate. 15.7 Successors. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform. 15.8 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 15.8, benefits payable pursuant to this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Executive, and any attempt to alienate, transfer, assign or attach such benefits shall be void. Notwithstanding the foregoing provisions of this Section 15.8, the Company may assign or delegate its rights, duties and obligations hereunder to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company without the Executive’s consent. 15.9 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to the conflicts of law provisions thereof. 15.10 Statute of Limitations. The Executive and the Company hereby agree that there shall be a three-year statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Executive’s employment by the Company. If such a claim is filed more than three years subsequent to the Executive’s last day of employment it shall be precluded by this provision, regardless of whether or not the claim has accrued at that time. 15.11 Right to Injunctive and Equitable Relief. The Executive’s obligations under Section 13 of this Agreement are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event the Executive breaches such obligations. Therefore, the Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of the Executive and the rights and remedies of the Company under Section 13 and this Section 15.11 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies as created

13919885. 14 by applicable law. The Executive agrees that the terms of this Section 15.11 shall survive the term of this Agreement and the termination of the Executive’s employment. 15.12 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. 15.13 Entire Agreement. This Agreement, along with Exhibit A attached hereto, the Equity Incentive Agreements, and the Indemnification Agreement, constitute the entire agreement of the Parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the Parties with respect to the subject matter hereof and thereof. This Agreement may not be changed orally and may only be modified in writing signed by both Parties. This Agreement, along with Exhibit A attached hereto, the Equity Incentive Agreements, and the Indemnification Agreement, are intended by the Parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement, along with Exhibit A attached hereto, the Equity Incentive Agreements, and the Indemnification Agreement, constitute the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving such agreements. 15.14 Code Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Code. The Parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code. 15.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument. * * * * *

13919885. A-1 EXHIBIT A TERMINATION, VOLUNTARY RELEASE AND WAIVER OF RIGHTS AGREEMENT I, J. Thomas Wilson, freely enter into this Termination, Voluntary Release and Waiver of Rights Agreement (the “Agreement”), unqualifiedly accept and agree to the relinquishment of my title, responsibilities and obligations as President and Chief Executive Officer of Magellan Petroleum Corporation (the “Company”), and concurrently and unconditionally agree to sever my relationship as President and Chief Executive Officer of the Company, in consideration for the voluntary payment to me by the Company of the benefits described in Section 9 of the Employment Agreement, dated as of _____________2011, by and between me and the Company (the “Employment Agreement”). 1. In exchange for this consideration, which I understand that the Company is not otherwise obligated to provide to me, I voluntarily agree to waive and forego any and all claims, rights, interests, covenants, contracts, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees or other expenses, accounts, judgments, fines, fees, losses and liabilities, of any kind, nature or description, in law (including all contract and tort claims), equity or otherwise (collectively, “Claims”) that I may have against the Company as the President and Chief Executive Officer of the Company beyond the rights set forth in the Employment Agreement and to release the Company and their respective affiliates, subsidiaries, officers, directors, employees, representatives, agents, successors and assigns (hereinafter collectively referred to as “Releasees”) from any obligations any of them may owe to me in my capacity as President and Chief Executive Officer of the Company except as set forth in my Employment Agreement (and specifically not as a shareholder or director), accepting the aforestated consideration as full settlement of any monies or obligations owed to me by Releasees that may have arisen at any time prior to the date of my execution of this Agreement, except as specifically provided below in the following paragraph number 2. 2. I do not waive, nor has the Company asked me to waive, any rights arising exclusively under the Fair Labor Standards Act, except as such waiver may henceforth be made in a manner provided by law. I do not waive, nor has the Company asked me to waive, any vested benefits that I may have or that I may have derived from the course of my employment with the Company. I understand that such vested benefits will be subject to and administered in accordance with the established and usual terms governing same. I do not waive any rights which may in the future, after the execution of this Agreement, arise exclusively from a substantial breach by the Company of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement. 3. Except as set forth in paragraphs 2 and 9 hereof, I do fully, irrevocably and forever waive, relinquish and agree to forego any and all Claims whatsoever, whether known or unknown, in contract, tort or otherwise, that I may have or may hereafter have against the Releasees or any of them arising out of or by reason of any cause, matter or thing whatsoever arising out of my employment by the Company (other than as set forth in my Employment Agreement) from the beginning of the world to the date hereof, including without limitation any

13919885. A-2 and all matters relating to my employment with the Company and the cessation thereof and all matters arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., all as amended, or under any other laws, ordinances, executive orders, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, the State of Texas or any other applicable county or municipal ordinance. 4. As a material inducement to the Company to enter into this Agreement, I, the undersigned, recognize that I may have been privy to certain confidential, proprietary and trade secret information of the Company which, if known to third parties, could be used in a manner that would reduce the value of the Company for its shareholders. In order to reduce the risk of that happening, I, the undersigned, agree that for a period of two (2) years after termination of employment, I, the undersigned, will not, directly or indirectly, assist, or be part of or have any involvement in, any effort to acquire control of the Company through the acquisition of its stock or substantially all of its assets, without the prior consent of the Board of Directors of the Company. This provision shall not prevent the undersigned from owning up to not more than five percent (5%) of the outstanding publicly traded stock of any company; exercising any Company stock options in accordance with the terms and conditions of the Company’s 1998 Stock Incentive Plan, or retaining any shares of Company stock owned by me on the date hereof. 5. Acknowledgements. (a) I further acknowledge pursuant to the Older Worker’s Benefit Protection Act (29 U.S.C. § 626(f)), I expressly agree that the following statements are true: (i) The payment of the benefits described in Section 9 of the Employment Agreement is in addition to the standard employee benefits and anything else of value which the Company owes me in connection with my employment with the Company or the separation of employment. (ii) I have 21 days from date of receipt to consider and sign this agreement. If I choose to sign this Agreement before the end of the 21 day period, that decision is completely voluntary and has not been forced on me by the Company. (iii) I will have seven days after signing the Agreement in which to revoke it, and the Agreement will not become effective or enforceable until the end of those seven days. (iv) I am now being advised in writing to consult an attorney before signing this Agreement. (v) I acknowledge that I have been given sufficient time to freely consult with an attorney or counselor of my own choosing and that I knowingly and voluntarily execute this Agreement, after bargaining over the terms hereof, with knowledge of the consequences made clear, and with the genuine intent to release claims without threats, duress, or coercion on the part of the Company. I do so understanding and acknowledging the significance of such waiver.

13919885. A-3 6. Further, in view of the above-referenced consideration voluntarily provided to me by the Company, after due deliberation, I agree to waive any right to further litigation or claim against any or all of the Releasees except as specifically provided in paragraphs 2 and 9 hereof. I hereby agree to indemnify and hold harmless the Releasees and their respective agents or representatives from and against any and all losses, costs, damages or expenses, including, without limitation, attorneys fees incurred by said parties, or any of them, arising out of any breach of this Agreement by me or by any person acting on my behalf, or the fact that any representation made herein by the undersigned was false when made. 7. As a material inducement to the Company to enter into this Agreement, I, the undersigned, understand and agree that if I should fail to comply with the conditions hereof or to carry out my obligations under this Agreement, all amounts previously paid under this Agreement shall be immediately forfeited to the Company and that the right or claim to further payments and/or benefits hereunder would likewise be forfeited. 8. As a further material inducement to the Company to enter into this Agreement, the undersigned provides as follows: First. No Claims. I represent that I have not filed any complaints or charges against the Company, or any of the Releasees relating to the relinquishment of my former titles and responsibilities at the Company or the terms of my employment with the Company and that if any agency or court assumes jurisdiction of any complaint or charge against the Company or any of the Releasees on behalf of me concerning my employment with the Company, I understand and agree that I have, by my knowing and willing execution of this Agreement, waived my rights to any form of recovery or relief against the Company, or any of the Releasees, including but not limited to, attorney’s fees; provided, however, that this provision shall not preclude the undersigned from pursuing appropriate legal relief against the Company for redress of a substantial breach of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement. Second. No Admission. I acknowledge and understand that the consideration for this release shall not be in any way construed as an admission by the Company or any of the Releasees of any improper acts or any improper employment decisions, and that the Company, specifically disclaims any liability on the part of itself, the Releasees, and their respective agents, employees, representatives, successors or assigns in this regard. Third. Binding Nature. I acknowledge and agree that this Agreement shall be binding upon me, upon the Company, and upon our respective administrators, representatives, executives, successors, heirs and assigns and shall inure to the benefit of said parties and each of them. Fourth. Entire Agreement. I represent, understand and agree that this Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof, except for the provisions of Section 15 of the Employment Agreement, the terms of which retain their full force and effect, and which are in no way limited or curtailed by this Agreement. Fifth. Modification. This Agreement may not be altered or changed except by an

13919885. A-4 agreement in writing that has been properly executed by the Party against whom any waiver, change, modification or discharge is sought. Sixth. Severability. All provisions and terms of this Agreement are severable. The invalidity or unenforceability of any particular provision(s) or term(s) of this Agreement shall not affect the validity or enforceability of the other provisions and such other provisions shall be enforceable in law or equity in all respects as if such particular invalid or unenforceable provision(s) or term(s) were omitted. Notwithstanding the foregoing, the language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. Seventh. No Disparagement. I agree and promise that I will not make any public statements which are disparaging or damaging to the reputation or business of the Company, its subsidiaries, directors, officers or affiliates, and I will not make any oral or written statements or reveal any information to any person, company, or agency which would interfere in any way with the business relations between the Company or any of its subsidiaries or affiliates and any of their customers, suppliers or vendors whether present or in the future; provided however, that statements made in the course of sworn testimony in agency, administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this section Seventh. Eighth. Confidentiality. The Company and the undersigned agree to refrain from disclosing to third parties and to keep strictly confidential all details of this Agreement and any and all information relating to its negotiation, except as necessary to each Party’s accountants or attorneys. 9. Notwithstanding anything herein to the contrary, this release shall not affect, release or terminate in any way the undersigned’s rights (i) to receive payments under the Employment Agreement (ii) under the Indemnification Agreement entered by the Company and the undersigned with respect to certain liabilities that the undersigned may incur as an officer of the Company or (iii) under any option agreements and grants from the Company to the undersigned, or any agreement between the undersigned and the Company relating to the undersigned’s rights as an owner of stock or options in the Company. * * * * *

13919885. A-5 AFFIRMATION OF RELEASOR I, J. Thomas Wilson, warrant that I am competent to execute this Termination, Voluntary Release and Waiver of Rights Agreement and that I accept full responsibility thereof. I, J. Thomas Wilson, warrant that I have had the opportunity to consult with an attorney of my choosing with respect to this matter and the consequences of my executing this Termination, Voluntary Release and Waiver of Rights Agreement. I, J. Thomas Wilson, have read this Termination, Voluntary Release and Waiver of Rights Agreement carefully and I fully understand its terms. I execute this document voluntarily with full and complete knowledge of its significance. Executed this day of _______, 20__ at . J. Thomas Wilson STATE OF_____________) : ss. ________ ________________ __, 2011 COUNTY OF ____________) Subscribed and sworn to before me, a Notary Public in and for said County and State, this day of , 20__ under the pains and penalties of perjury. ________________________, , Notary Public My Commission Expires: County of Residence: AGREED: MAGELLAN PETROLEUM CORPORATION By: Name: Title: